Exhibit 99.1

IDENTITY AND THE ITEM 3 CLASSIFICATION OF THE RELEVANT SUBSIDIARIES

The securities being reported on by NN Group N.V. (the “Reporting Person”), as a parent holding company, are owned by NN Investment Partners B.V., NN Investment Partners Luxembourg S.A., Delta Lloyd Asset Management N.V. and NN Investment Partners TowarzystwoFunduszy Inwestycyjnych S.A. , each of which is a subsidiary [or affiliate] of the Reporting Person and a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J).